Exhibit 99.e.1.a

Schedule A

Underwriting Agreement

between Aberdeen Funds and

Aberdeen Fund Distributors, LLC

As most recently amended October 13, 2015.

Name of Fund

Aberdeen Global Equity Fund
Aberdeen China Opportunities Fund
Aberdeen Equity Long-Short Fund
Aberdeen Global Natural Resources Fund
Aberdeen Diversified Income Fund (formerly, Aberdeen Optimal Allocations Fund: Moderate)
Aberdeen Dynamic Allocation Fund (formerly, Aberdeen Optimal Allocations Fund: Moderate Growth)
Aberdeen Diversified Alternatives Fund (formerly, Aberdeen Optimal Allocations Fund: Specialty)
Aberdeen Small Cap Fund
Aberdeen Tax-Free Income Fund
Aberdeen Global Fixed Income Fund
Aberdeen Global Small Cap Fund
Aberdeen Asia Bond Fund
Aberdeen International Equity Fund
Aberdeen Emerging Markets Fund (formerly, Aberdeen Emerging Markets Institutional Fund)
Aberdeen Asia-Pacific (ex-Japan) Equity Fund
Aberdeen Emerging Markets Debt Local Currency Fund
Aberdeen Ultra-Short Duration Bond Fund
Aberdeen Asia-Pacific Smaller Companies Fund
Aberdeen U.S. Equity Multi-Cap Fund* (formerly, Aberdeen U.S. Equity Fund)
Aberdeen High Yield Fund** (formerly, Aberdeen U.S. High Yield Bond Fund)
Aberdeen Emerging Markets Debt Fund
Aberdeen European Equity Fund
Aberdeen Latin American Equity Fund Aberdeen Japanese Equities Fund*** Aberdeen Multi-Manager Alternatives Strategies Fund*** Aberdeen Multi-Manager Alternatives Strategies Fund II***

* Name change effective on or about October 9, 2015.

** On September 8, 2015, the Board of Trustees of the Trust approved the liquidation of the Aberdeen High Yield Fund.  The High Yield Fund shall be deemed removed from this Schedule   A effective upon its liquidation, to take place on or about October 22, 2015.

***Effective upon the effectiveness of the fund’s registration statement.